Exhibit 99.1

For Immediate Release

American Axle & Manufacturing announces record First
Quarter Results — Earnings per share up 36% to $1.02

Non-GM sales up $74 million or 78%

Detroit, Michigan, May 2, 2003 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported record sales and earnings for the first quarter of 2003.

First Quarter 2003 highlights

•	Record diluted earnings per share of $1.02, up 36%

•	Record earnings of $54 million, up 39%

•	Record sales of $975 million, an increase of nearly 14%

•	Record non-GM sales of $170 million, up 78% to 17% of total sales

•	Record first quarter gross margin of 14.8%, up 100 basis points

•	Net debt to capital ratio drops below 50% versus 60% at end of first quarter 2002

•	After-tax return on invested capital (ROIC) at 15.1% on a trailing twelve month basis

“AAM’s strength was again demonstrated in the first quarter of 2003 as the company delivered record sales and earnings. Despite the uncertain economic climate facing the automotive industry, we continue to meet or beat our growth, customer diversification, and financial targets. We are pleased to have grown our GM business, while continuing to grow our non-GM business by 78% for the quarter. AAM continues to focus on providing new, advanced product technology to our customers and driving cost out of the entire value chain,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO Richard E. Dauch.

First quarter diluted earnings per share exceeded analysts’ consensus estimates by growing 36% to a record $1.02 per share, up from 75 cents per share in the first quarter of 2002. Earnings for the quarter were a record $54.0 million, an increase of 39% when compared to the $38.8 million reported in the first quarter of 2002.

Sales rose to a record $975.3 million, an increase of nearly 14% from the $859.2 million in sales from the first quarter of 2002. Sales to non-GM customers continue to increase, growing 78% to $169.6 million in the first quarter of 2003 over last year’s first quarter. Sales to non-GM customers now represent 17% of total sales versus 11% in the first quarter of 2002. AAM sales were positively impacted by an estimated increase of 2% in North American light vehicle production and a 13% increase in General Motors light truck production for the quarter compared to the same period in 2002. Additionally, the Fall 2002 launches of the heavy-duty Dodge Ram program and the HUMMER H2 program contributed to the increase in sales and to a 3% increase in AAM content per vehicle to $1,164 for first quarter of 2003.

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Gross margin was an all-time first quarter record of 14.8%, a 100 basis point increase as compared to the 13.8% margin reported in the first quarter of 2002. Operating income was $95.8 million or 9.8% of sales in the first quarter of 2003, as compared to $72.5 million or 8.4% of sales for the first quarter of 2002. Net income was $54.0 million for the first quarter of 2003, an increase of 39% versus $38.8 million for the same period of 2002.

Research and development spending (R&D) rose 12% to $15.4 million in the first quarter of 2003 versus $13.7 million in the same period of 2002. The increase is a continuation of the ongoing development and advanced testing of future products targeted at growth segments of the market. As a result of this R&D commitment, AAM generated more than 79% of its first quarter 2003 sales from new products introduced to the market since mid-1998 as compared to nearly 73% for the first quarter of 2002.

The company used $26.1 million of cash flow in operations in the first quarter of 2003 versus a similar use of $21.5 million in the first quarter of 2002. This was primarily a result of increased working capital requirements, which is normal for the company due to seasonal differences in sales activity at the end of the first quarter versus the fourth quarter of the prior year.

“Record sales, increases in content per vehicle and a high priority on productivity allowed AAM to deliver earnings that were slightly ahead of our guidance and to reduce our net debt to capital ratio below the 50% level. While North American light vehicle production is anticipated to be lower this year than last, AAM reiterates its guidance estimate of $3.65 diluted earnings per share for the full year 2003 and at least $200 million in positive free cash flow for the year,” said Robin J. Adams, AAM’s Executive Vice President — Finance & Chief Financial Officer.

Recent Developments

On March 3, 2003, AAM announced the development of the following product offerings which target strong growth segments of the driveline system market:

•	TracRite® differentials for both front and rear axle applications that have been designed to meet a variety of customer requirements for improved traction and handling performance with reduced noise, vibration and harshness (NVH). The AAM family of differentials range from its current industry-standard mechanical differentials, to its newest, most sophisticated electronic traction-enhancing designs.

•	Power Transfer Units (PTUs) for the emerging crossover vehicle, all-wheel-drive and four-wheel-drive market. AAM has designed a family of PTUs, which feature a minimized number of components, high efficiency, exceptional vehicle NVH characteristics and excellent packaging.

On April 29, 2003, AAM announced that it has developed a new synthetic PowerFilmTM lubricant for its driveline systems. The PowerFilmTM lubricant, when combined with low friction bearings and an optimized sliding geometry of the hypoid gear set, will provide significantly reduced axle operating temperatures, improved axle efficiency and fuel economy.

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AAM is a world leader in the manufacture, engineering design and validation of driveline systems, chassis systems and forged products for trucks, sport utility vehicles, and passenger cars. In addition to 14 locations in the United States (in Michigan, Ohio and New York), AAM has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the company’s plans, projections or future performance, the occurrence of which involve risks and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the company’s filings with the Securities and Exchange Commission.

# # #

For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	David J. Demos
Director, Corporate Relations	Vice President Investor Relations
(313) 974-2598	(313) 974-3074
grayc@aam.com	demosd@aam.com

Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
	March 31,

	2003	2002

	(In millions, except per share data)
Net sales	$975.3	$859.2
Cost of goods sold	830.6	740.5

Gross profit	144.7	118.7
Selling, general and administrative expenses	48.9	46.2

Operating income	95.8	72.5
Net interest expense	(12.5)	(11.6)
Other expense, net	(0.3)	(0.3)

Income before income taxes	83.0	60.6
Income taxes	29.0	21.8

Net income	$54.0	$38.8

Diluted earnings per share	$1.02	$0.75

Diluted shares outstanding	52.9	51.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2003	2002

	(Unaudited)
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$4.6	$9.4
Accounts receivable, net	436.9	335.7
Inventories, net	154.8	174.6
Prepaid expenses and other	33.7	37.3
Deferred income taxes	9.5	9.1

Total current assets	639.5	566.1

Property, plant and equipment, net	1,575.3	1,553.5
Deferred income taxes	2.5	10.9
Goodwill	150.2	150.2
Other assets and deferred charges	53.2	55.0

Total assets	$2,420.7	$2,335.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$352.5	$327.5
Other accrued expenses	170.5	207.7

Total current liabilities	523.0	535.2

Long-term debt	754.9	734.1
Deferred income taxes	56.1	52.0
Postretirement benefits and other long-term liabilities	326.2	310.8

Total liabilities	1,660.2	1,632.1

Stockholders’ equity	760.5	703.6

Total liabilities and stockholders’ equity	$2,420.7	$2,335.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	March 31,

	2003	2002

	(In millions)
Operating activities
Net income	$54.0	$38.8
Depreciation and amortization	40.0	32.1
Other	(57.7)	(22.6)

Net cash flow provided by operating activities	36.3	48.3
Capital expenditures	(59.4)	(64.7)

Net cash flow used after capital expenditures	(23.1)	(16.4)
Purchase buyouts of leased equipment	(3.0)	(5.1)

Net cash flow used in operations	(26.1)	(21.5)
Net increase in long-term debt	21.1	10.6
Employee stock option exercises	0.2	3.0

Net decrease in cash and cash equivalents	(4.8)	(7.9)
Cash and cash equivalents at beginning of period	9.4	12.3

Cash and cash equivalents at end of period	$4.6	$4.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended
	March 31,

	2003	2002

	(In millions, except percentages)
Net income	$54.0	$38.8
Interest expense	12.7	11.8
Income taxes	29.0	21.8
Depreciation and amortization	40.0	32.1

EBITDA	$135.7	$104.5

Net debt(b) to capital
Total debt	$754.9	$888.3
Cash and cash equivalents	4.6	4.4

Net debt at end of period	750.3	883.9
Stockholders’ equity	760.5	582.1

Total invested capital at end of period	$1,510.8	$1,466.0

Net debt to capital(c)	49.7%	60.3%

(a)	EBITDA is a non-GAAP financial measure. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined by accounting principles generally accepted in the United States of America. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. The company believes that net debt to capital is a meaningful measure of performance as it is commonly utilized to reflect relative capital structure risk. Other companies may calculate this measure differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

After-Tax Return on Invested Capital (ROIC)(d)

	Quarter Ended
					Trailing Twelve
					Months Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2002	2002	2002	2003	2003

	(In millions, except percentages)
Net income	$48.6	$36.5	$52.2	$54.0	$191.3
After-tax net interest expense(e)	7.8	8.4	8.8	8.1	33.1

After-tax return	$56.4	$44.9	$61.0	$62.1	$224.4

Net debt at end of period					$750.3
Stockholder’s equity at end of period					760.5

Invested capital at end of period					1,510.8
Invested capital at beginning of period					1,466.0

Average invested capital					$1,488.4

ROIC					15.1%

(d)	ROIC is a non-GAAP financial measure. The company believes that ROIC is a meaningful overall measure of business performance because it reflects our earnings based on our investment level. Other companies may calculate ROIC differently.

(e)	After-tax net interest expense is calculated by tax effecting the reported net interest expense by the effective income tax rate for each presented quarter.